                            PENNSYLVANIA SAVINGS BANK
                         Eleven Penn Center, Suite 2601
                               1835 Market Street
                        Philadelphia, Pennsylvania 19103
                                 (215) 979-7900



_________________, 1998


Dear Shareholder:

         On behalf of the Board of Trustees and management of Pennsylvania Savings Bank (the "Bank"), I cordially invite you to attend a Special Meeting of Shareholders to be held at the Bank's executive offices located at Eleven Penn Center, Suite 2601, 1835 Market Street, Philadelphia, Pennsylvania 19103 on _________ __, 1998. The attached Notice of Special Meeting and Proxy Statement describe the formal business to be transacted at the Meeting. During the Meeting, certain trustees and officers of the Bank will be present to respond to questions shareholders may have.

         Whether or not you plan to attend the Meeting, please sign and date the enclosed Proxy Card and return it in the postage-paid return envelope provided as promptly as possible. This will not prevent you from voting in person at the Meeting, but will assure that your vote is counted if you are unable to attend the Meeting.

         Thank you for your continued interest in Pennsylvania Savings Bank.




                                   Sincerely,







                                   Anthony DiSandro,
                                   President and Chief Operating Officer

                            PENNSYLVANIA SAVINGS BANK

                         -------------------------------

                                     NOTICE
                                       OF
                         SPECIAL MEETING OF SHAREHOLDERS
                          to be held _________ __, 1998
                         -------------------------------


         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of Pennsylvania Savings Bank (the "Bank") will be held on ________________ __, 1998 at ______, _.m. (Local Time) at the Bank's executive offices located at Eleven Penn Center, Suite 2601, 1835 Market Street, Philadelphia, Pennsylvania 19103 for the following purposes:

                  (1) To approve a Plan of Conversion from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization (the "Plan of Conversion"), pursuant to which the Bank organized PSB Bancorp, Inc. (the "Holding Company") and, upon consummation of the following transactions, the Bank will become a wholly-owned subsidiary of the Holding Company: (i) PSB Mutual Holding Company (the "MHC"), which currently owns 51.5% of the outstanding shares of common stock of the Bank, will convert from mutual holding company to a state interim stock savings bank ("Interim A") and simultaneously merge with and into the Bank, with the Bank as the surviving entity; (ii) the Bank will merge with and into an interim stock savings bank ("Interim B") to be formed as a wholly-owned subsidiary of the Holding Company, with the Bank being the surviving entity; (iii) the outstanding shares of common stock of the Bank (other than those held by the MHC which will be canceled) (the "Public Bank Shares") will be exchanged for shares of common stock of the Holding Company (the "Exchange Shares") pursuant to a ratio that will result in the holders of such shares owning in the aggregate approximately the same percentage of the outstanding shares of common stock of the Holding Company (the "Common Stock") as they currently own in the Bank, before giving effect to such shareholders purchasing additional shares of Common Stock (the "Conversion Shares") in a concurrent stock offering by the Holding Company (the "Conversion Offerings") or by the Bank's employee stock ownership plan thereafter or receiving cash in lieu of fractional Exchange Shares; and (iv) the offer and sale of Conversion Shares by the Holding Company in the Conversion Offerings (collectively, the "Conversion and Reorganization"), all undertaken pursuant to the laws of the United States and the rules and regulations of the Office of the Federal Deposit Insurance Corporation (the "FDIC"), the Department of Banking of the Commonwealth of Pennsylvania (the "PDOB") and the Board of Governors of the Federal Reserve System (the "Federal Reserve"); and

                  (2) To transact such other business as may properly be presented at the Meeting or any adjournment or adjournments thereof.

         Only shareholders of record at the close of business on ______________, 1997, will be entitled to notice of, and to vote at, the Meeting. A proxy card and proxy statement for the Meeting are enclosed.

         SHAREHOLDERS ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                           BY ORDER OF THE BOARD OF TRUSTEES





_________ __, 1997                         Anthony DiSandro,
                                           President and Chief Operating Officer

                                 PROXY STATEMENT
                               For Special Meeting
                               _________ __, 1998

                                  INTRODUCTION

The Bank

         Pennsylvania Savings Bank (the "Bank") is a Pennsylvania stock savings bank headquartered at Eleven Penn Center, Suite 2601, 1835 Market Street, Philadelphia, Pennsylvania 19103. The Bank's predecessor, Pennsylvania Savings Association, converted from a state-chartered mutual savings association to a state-chartered mutual savings bank in 1990. Effective on October 20, 1995, this state-chartered mutual savings bank reorganized into a mutual savings bank holding company and transferred substantially all of its assets and liabilities to the Bank, a newly-formed stock savings bank. The Bank is now majority owned by PSB Mutual Holding Company (the "MHC"). References to the Bank in this proxy statement include the Bank's predecessors as the context requires.

Solicitation of Proxies

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of the Bank for use at the Bank's Special Meeting of Shareholders to be held _________ __, 1998 (the "Meeting"). The expense of soliciting proxies will be borne by the Bank. It is expected that the solicitation of proxies will be primarily by mail. The Bank's trustees, officers and employees may also solicit proxies personally and by telephone.

         The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Meeting and vote in person. Any shareholder filing a proxy may revoke it at any time before it is exercised by either submitting to the Secretary of the Bank a written notice of its revocation or a subsequently executed proxy, or by attending the Meeting and electing to vote in person. Only shareholders of record at the close of business on _____________, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. On that date there were 1,194,640 shares of the Bank's common stock par value $1.00 per share (the "Bank Common Stock") outstanding, each of which will be entitled to one vote at the Meeting. Of this number, 615,250 shares are held by the MHC and 579,390 shares are held by other shareholders. This Proxy Statement and the accompanying Proxy Card were first mailed to shareholders on or about _________ __, 1998.

         If the enclosed proxy is appropriately marked, signed and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" the approval of the Plan of Conversion. Signed proxies will be voted "for" or "against" each other matter that properly comes before the Meeting or any adjournment or adjournments thereof, in the discretion of the persons named as proxyholders.

         Detailed information regarding the Bank's activities and operating performance during the year ended December 31, 1996 and the nine months ended September 30, 1997, is contained in the Holding Company's Prospectus dated _________ __, 1997, which is enclosed and is also available upon written request delivered to Anthony DiSandro, President and Chief Operating Officer, Pennsylvania Savings Bank, Eleven Penn Center, Suite 2601, 1835 Market Street, Philadelphia, Pennsylvania 19103.

Principal Shareholders

         The following table illustrates certain information as to ownership by beneficial owners of 5% or more of the Bank Common Stock outstanding as of the Record Date.

                                                      Amount and     Percent of
                                                      Nature of      Outstanding
                   Name and Address of                Beneficial      Shares of
Title of Class     Beneficial Ownership               Ownership     Common Stock
--------------     --------------------               ----------    ------------

Common Stock par   PSB Mutual Holding Company           615,250         51.50%
value $1.00 per    Eleven Penn Center
share              Suite 2601
                   1835 Market Street
                   Philadelphia, Pennsylvania 19103

                   Vincent J. Fumo and                  137,264         11.33%
                   Jane Scaccetti Fumo
                   1818 South 13th Street
                   Philadelphia, Pennsylvania  19148(1)

                   Anthony DiSandro                     105,283          8.69%
                   1071 Welsh Road
                   Philadelphia, Pennsylvania  19115(2)


--------------------

(1) Vincent Fumo and Jane Scaccetti Fumo are husband and wife. Amount includes 18,000 shares held through the Bank's Cash or Deferred Profit Sharing Plan (the "401(k) Plan"), 7,205 shares held through the Bank's Profit Sharing Plan (the "Profit Sharing Plan"), 42,045 held in IRA accounts, 10,161 shares held by the 1995 Pennsylvania Savings Bank Management Recognition Plan (the "1995 MRP") that have been awarded to Mr. Fumo, 200 shares held by Jane Scaccetti Fumo, 300 shares held on behalf of the daughter of Vincent and Jane Scaccetti Fumo and 16,593 shares subject to immediately exercisable options. Also includes 42,280 shares held by the Pennsylvania Savings Bank Employee Stock Ownership Plan (the "ESOP") of which Mr. Fumo is a trustee.

(2) Amount includes 19,636 shares held indirectly through the 401(k) Plan, 10,000 shares held through the Profit Sharing Plan, 10,160 shares held by the MRP that have been awarded to Mr. DiSandro, 6,114 shares held by Mr. DiSandro directly and 16,593 shares subject to immediately exercisable options. Also includes 42,280 shares held by the ESOP of which Mr. DiSandro is a trustee.

                   APPROVAL OF PLAN OF CONVERSION FROM MUTUAL
                        HOLDING COMPANY TO STOCK HOLDING
                COMPANY AND AGREEMENT AND PLAN OF REORGANIZATION

         On July 17, 1997, the Boards of Directors of the MHC and the Bank, and on ________________, 1997, the Holding Company's Board of Directors, unanimously adopted the Plan of Conversion, pursuant to which the MHC will convert from a mutual holding company to a stock holding company and the Bank simultaneously will reorganize as a wholly-owned subsidiary of the Holding Company, a newly-formed Pennsylvania corporation. Consummation of the Conversion and Reorganization is contingent upon (i) approval of the Plan of Conversion by at least a majority of the total number of votes eligible to be cast by the MHC's members, (ii) approval by the holders of a majority of the Public Bank Shares,
(iii) approval by holders of 2/3 of the Bank Common Stock (including the MHC),
(iv) the sale of at least 969,000 Conversion Shares pursuant to the Plan of Conversion, and (v) the receipt of all applicable regulatory approvals. The following discussion is qualified in its entirety by reference to the Plan of Conversion, which is attached as an exhibit to this Proxy Statement, and the information set forth under "INCORPORATION BY REFERENCE" below.

         Pursuant to the Plan of Conversion, (i) the MHC will convert from a state-chartered mutual holding company to a state-chartered interim stock savings bank ("Interim A") and simultaneously merge with and into the Bank, pursuant to which the MHC will cease to exist and the shares of Bank Common Stock held by the MHC will be canceled, and (ii) Interim A will then merge with and into the Bank. As a result of the merger of Interim A with and into the Bank, the Bank will become a wholly-owned subsidiary of the Holding Company and the shares of Bank Common Stock held by persons other than the MHC (the "Public Bank Shares") will be converted into shares of common stock of the Holding Company (the "Exchange Shares") pursuant to a ratio (the "Exchange Ratio"), which will result in the holders of such shares owning in the aggregate approximately the same percentage of the common stock of the Holding Company (the "Common Stock") to be outstanding upon the completion of the Conversion and Reorganization as the percentage of Bank Common Stock owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization without regard to (a) the payment of cash in lieu of issuing fractional Exchange Shares and (b) any shares of Conversion Stock (defined below) purchased by the Bank's shareholders in the Conversion Offerings (defined below) or the ESOP thereafter.

         As part of the Conversion and Reorganization, the Holding Company is offering shares of Common Stock (the "Conversion Shares") in the Subscription Offering to holders of Subscription Rights in the following order of priority:
(i) Eligible Account Holders (depositors of the Bank with $50.00 or more on deposit as of June 30, 1996); (ii) the ESOP; and (iii) Supplemental Eligible Account Holders (depositors of the Bank with $50.00 or more on deposit as of ______________, 1997).

         Concurrently with the Subscription Offering, any Conversion Shares not subscribed for in the Subscription Offering may be offered for sale in the Direct Community Offering to members of the general public, with priority being given first to Public Shareholders (who are not Eligible Account Holders or Supplemental Eligible Account Holders) and then to natural persons and trusts of natural persons residing in the Local Community. Conversion Shares not sold in the Subscription and the Direct Community Offerings may be offered in the Syndicated Community Offering. The Subscription Offering, the Direct Community Offering and the Syndicated Community Offering are collectively referred to herein as the "Conversion Offerings." Regulations require that the Direct Community and the Syndicated Community Offerings be completed within 45 days after completion of the fully extended Subscription Offering unless extended by the Bank or the Holding Company with the approval of the regulatory authorities. If the Syndicated Community Offering is determined not to be feasible, the Board of Trustees of the Bank will consult with the regulatory authorities to determine the appropriate alternative method for selling the unsubscribed Conversion Shares. The Plan of Conversion provides that the Conversion and Reorganization must be completed within 24 months after the date of the approval of the Plan of Conversion by the members of the MHC.

         THE BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" APPROVAL OF THE PLAN OF CONVERSION.

                           INCORPORATION BY REFERENCE

         Each person receiving this Proxy Statement is also receiving the accompanying Prospectus of PSB Bancorp, Inc. dated ___________ __, 1997. Although such Prospectus is incorporated herein by reference, this Proxy Statement does not constitute an offer to buy or a solicitation of an offer to by Common Stock.

         The Bank urges each recipient of this Proxy Statement to read carefully the sections of the Prospectus that describe (i) the Conversion and Reorganization (see "THE CONVERSION AND REORGANIZATION") and the (ii) business of the Holding Company and the Bank (see "Business of the Holding Company" and "Business of the Savings Bank"), (iii) the reasons for the Conversion and Reorganization and management's belief that the Conversion and Reorganization is in the best interests of the Bank and its shareholders, (iv) the employment agreements, severance agreements, severance plans and stock benefit plans that the Bank and/or the Holding Company intend to implement in connection with the Conversion and Reorganization (see "MANAGEMENT -- Management of the Savings Bank"), (v) the Common Stock (see "DESCRIPTION OF CAPITAL STOCK"), (vi) the historical capitalization of the Bank and the pro forma capitalization of the Holding Company (see "CAPITALIZATION"), (vii) the historical and pro forma capital compliance of the Bank (see "HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE"), (viii) pro forma financial information with respect to the Conversion and Reorganization (see "PRO FORMA DATA"), (ix) the Holding Company and the Bank's respective intended use of proceeds of the Conversion Offerings (see "USE OF PROCEEDS"), (x) the Holding Company's proposed dividend policy (See "DIVIDEND POLICY"), (xi) restrictions on the acquisition of the Holding Company, including anti-takeover provisions in the Holding Company's Articles of Incorporation and Bylaws (see "CERTAIN RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY"), and (xii) the consolidated financial statements of the Bank appearing in the Prospectus.

                      MISCELLANEOUS ADDITIONAL INFORMATION

Conduct of the Meeting

         Management knows of no business other than as described above that is planned to be brought before the Meeting. Should any other matters arise however, the persons named on the enclosed proxy will vote thereon according to their best judgment.

         Abstentions or broker nonvotes will be counted for purposes of determining whether a quorum is present at the meeting but will not be counted as votes cast for or against any matter to be considered at the meeting.

Dissenters' Rights

         Pursuant to the Pennsylvania Banking Code of 1965, as amended (the "Code"), shareholders are entitled to dissent with respect to the approval of the Plan of Conversion, and to obtain payment of the "fair value" (as defined in the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL")) of their Bank Common Stock if the Plan of Conversion is consummated.

         Any shareholder who contemplates exercising the right to dissent is urged to read carefully the provisions of Section 1930 and Subchapter D of Chapter 15 of the BCL.

         The following summary of the steps to be taken if the right to dissent is to be exercised is qualified in its entirety by the full text of Section 1930 and Subchapter D of Chapter 15 of the BCL, which is attached as Annex C to this Proxy Statement.

         Each step must be taken in the indicated order and in strict compliance with the applicable provisions of the statute in order to perfect dissenters' rights. The failure of any shareholder to comply with the aforesaid steps will result in the shareholder receiving the consideration contemplated by the Plan of Conversion. See the Holding Company Prospectus "THE CONVERSION AND REORGANIZATION."

         Any written notice or demand which is required in connection with the exercise of dissenters' rights, whether before or after the Effective Date, must be sent to the Bank, at Eleven Penn Center, Suite 2601, 1835 Market Street, Philadelphia, Pennsylvania 19103 (Attention: Anthony DiSandro).

         The term "fair value" means the value of Bank Common Stock immediately before the effectuation of the Conversion and Reorganization, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Conversion and Reorganization.

         A person who wishes to dissent must file with the Bank, prior to the vote of shareholders on the Conversion and Reorganization at the Special Meeting, a written notice of intention to demand that he be paid the fair value for his Bank Common Stock if the Conversion and Reorganization is effected, must effect no change in the beneficial ownership of his Bank Common Stock from the date of such filing through the Effective Date, and must refrain from voting his Bank Common Stock to approve the Conversion and Reorganization. Neither a proxy nor a vote against approval of the Conversion and Reorganization will constitute the necessary written notice of intention to dissent. A beneficial owner of the Bank Common Stock whose shares are held of record in "street name" by a brokerage firm or other nominee must obtain the written consent of such record holder to such beneficial owner's exercise of dissenters' rights and must submit such consent to the Bank no later than the time of the filing of his notice of intention to dissent.

         If the Conversion and Reorganization is approved by the required vote of the Bank's shareholders, the Bank will mail a notice to all dissenters who gave due notice of intention to demand payment and who refrained from voting in favor of the Conversion and Reorganization. The notice will state where and when a demand for payment must be sent and certificates for Bank Common Stock must be deposited in order to obtain payment, and will include a form for demanding payment and a copy of Subchapter D of Chapter 15 of the BCL. The time set for receipt of the demand for payment and deposit of share certificates will be not less than 30 days from the date of mailing of the notice.

         A shareholder who fails to timely demand payment or fails to timely deposit share certificates, as required by the Bank's notice, will not have any right to receive payment of the fair value of his Bank Common Stock.

         Promptly after effectuation of the Conversion and Reorganization, or upon timely receipt of demand for payment if the Conversion and Reorganization already has been effectuated, the Bank will either remit to dissenters who have made demand and have deposited their share certificates the amount that the Bank estimates to be the fair value of the Bank Common Stock or give written notice that no such remittance is being made. The remittance or notice will be accompanied by (i) a closing balance sheet and an income statement of the Bank for a fiscal year ending not more than 16 months before the date of remittance, together with the latest available interim financial statements, (ii) a statement of the Bank's estimate of the fair value of the Bank Common Stock, and
(iii) notice of the right of the dissenter to demand payment or supplemental payment under the BCL, as the case may be, accompanied by a copy of Subchapter D of Chapter 15 of the BCL. If the Bank fails to remit the estimated fair value for shares with respect to which demand for payment has been made and share certificates have been deposited, then the Bank will return any certificates that have been deposited. Returned certificates, and any certificates subsequently issued in exchange therefor, will be marked to record the fact that demand for payment has been made. Transferees of shares so marked shall not acquire any rights in the Bank other than those rights held by the original dissenter after such dissenter demanded payment of fair value.

         If a dissenter believes that the amount stated or remitted by the Bank is less than the fair value of the Bank's Common Stock, he may send to the Bank his own estimate of the fair value of the Bank Common Stock, which will be deemed to be a demand for payment of the amount of the deficiency. If the Bank remits payment of its estimated value of a dissenter's Bank Common Stock and the dissenter does not file his own estimate within 30 days after the mailing by the Bank of its remittance, the dissenter will be entitled to no more than the amount remitted to him by the Bank.

         Within 60 days after the latest to occur of effectuation of the Conversion and Reorganization, timely receipt by the Bank of any demands for payment, or timely receipt by the Bank of any estimates by dissenters of fair value, if any demands for payment remain unsettled, the Bank may file in the Court of Common Pleas of Philadelphia County (the "Court") an application requesting that the fair value of the Bank Common Stock be determined by the Court. In such case, all dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares, and a copy of the application shall be served on each such dissenter.

         If the Bank were to fail to file such an application, then any dissenters, on behalf of all dissenters who have made a demand and who have not settled their claim against the Bank, may file an application in the name of the Bank at any time within the 30-day period after the expiration of the 60-day period and request that the fair value be determined by the Court. The fair value determined by the Court may, but need not, equal the dissenters' estimates of fair value. If no dissenter files such an application, then each dissenter entitled to do so shall be paid the Bank's estimate of the fair value of the Bank Common Stock and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court finds fair and equitable.

         The Bank intends to negotiate in good faith with any dissenting shareholder. If after negotiation, a claim cannot be settled, then the Bank intends to file an application requesting that the fair value of the Bank's Common Stock be determined by the Court.

         The costs and expenses of any valuation proceedings in Court, including the reasonable compensation and expenses of any appraiser appointed by the Court to recommend a decision on the issue of fair value, will be determined by the Court and assessed against the Bank, except that any part of the costs and expenses may be apportioned and assessed by the Court against all or any of the dissenters who are parties and whose action in demanding supplemental payment the Court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

Comparison of Rights of Holders of Common Stock and Bank Common Stock

         The Holding Company and the Bank are both incorporated under the laws of the Commonwealth of Pennsylvania. However, the rights of the shareholders of the Holding Company will be governed by the BCL as well as the Holding Company's articles of incorporation and bylaws and the rights of the shareholders of the Bank are governed by the Code and the BCL to the extent any matter is not governed by the Code and the Bank's articles of incorporation and bylaws. Upon consummation of the Conversion and Reorganization, the shareholders of the Bank will become shareholders of the Holding Company and their rights will be governed by the BCL and by the Bank's articles of incorporation and bylaws. Certain differences between the rights of the Bank's shareholders and the Holding Company's shareholders are described below.

         The following discussion does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and the articles of incorporation and bylaws of each of the Holding Company and the Bank.

         Authorized Capital. The authorized capital stock of the Holding Company consists of 15,000,000 shares of common stock, without par value (the "Common Stock") and 5,000,000 shares of preferred stock, having such par value as the Board of Directors of the Holding Company shall direct from time to time (the "Preferred Stock"). No shares of the Common Stock or the Preferred Stock have been issued.

         Classification of the Board of Directors or Trustees. The Holding Company's articles of incorporation provide for a classified Board of Directors and the Bank's articles of incorporation provide for a classified Board of Trustees. Under the articles of incorporation of both the Holding Company and the Bank, approximately one-third of the directors or trustees, as the case may be, are elected each year for a three-year term.

         Removal of Directors or Trustees. Any or all of the directors of the Holding Company may be removed without cause by the affirmative vote of the Holding Company's shareholders entitled to cast a majority of the total votes which are entitled to be cast by the Holding Company shareholders at an annual meeting for the election of directors.

         The Bank's bylaws and articles of incorporation do not refer to the removal of trustees.

         Advance Notice of Nominations of Director or Trustee Candidates. Pursuant to the Holding Company's bylaws, a shareholder of the Holding Company may nominate a person to serve on the Holding Company's Board of Directors only if such shareholder gives the Holding Company written notice delivered or mailed to the President of the Holding Company not less than 90 days prior to any meeting of shareholders called for the election of directors, unless notice of such meeting is mailed less than 21 days before such meeting, then the shareholder must make the nomination within seven days of receiving notice.

         The Bank's bylaws provide for shareholder nomination of a person for election to serve on the Bank's Board of Trustees on the same terms.

         Director's or Trustee's Liability. The Holding Company's bylaws limit the circumstances under which directors (but not officers or directors acting in their capacity as officers) could be held personally liable for monetary damages arising out of any action taken or the failure to take any action unless:

                           (i) such director has breached or failed to perform the duties of his office as provided by Pennsylvania law, and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness;

                           (ii) the responsibility or liability of a director is
pursuant to a criminal statute; or

                           (iii) the liability of a director is for the payment of taxes pursuant to a local, state or federal law.

         The personal liability of the Bank's trustees has been similar limited.

         Indemnification of Directors or Trustees. The Holding Company's bylaws provide that the directors, officers, agents and employees of the Holding Company shall be indemnified against liability in any third party action and, to a more limited extent, against a derivative action; provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim is determined by a court to have constituted willful misconduct or recklessness. In addition, expenses of defending any third party or derivative action may be advanced to any person upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined that such person is not entitled to be indemnified under law. If a person defending any third party or derivative action prevails on the merits or otherwise, a Pennsylvania corporation must pay expenses actually and reasonably incurred by such person in connection with such defense.

         The Bank's bylaws contain substantially the same provisions concerning indemnification and advancement of expenses as the Holding Company.

         Mergers, Consolidations and Similar Transactions. The Holding Company's articles of incorporation require a majority vote of 80% of the votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is entitled to vote as a class, a majority of such votes, to effect a merger, sale of assets, liquidation or other significant transaction, if such other corporation, person or entity is the beneficial owner, directly or indirectly, of shares of the Holding Company issued, outstanding and entitled to cast five percent (5%) or more of the votes which all shareholders of the Holding Company are entitled to cast. If no such beneficial owner is the party to the significant transaction, then a majority of the votes entitled to be cast is required.

         The Bank's articles of incorporation and bylaws do not require a super-majority vote to effect a merger, sale or assets, liquidation or other significant transaction. Therefore, in accordance with the provisions of the BCL, the affirmative vote of at least a majority of the votes cast by all the shareholders entitled to vote on any such transaction is required for approval.

         The Bank's articles of incorporation do not contain any limitation on the acquisition of the Bank's Common Stock; however, 51.5% of the Bank Common Stock is owned by the MHC.

         Voting. Each shareholder of the Holding Company Common Stock has one vote for each share of the Holding Company Common Stock held.

         The Bank's articles of incorporation also provide that each holder of the Bank's Common Stock shall be entitled to one vote for each share held.

         Amendment of Articles and Bylaws. The Holding Company's articles of incorporation may be amended as provided by statute, except that provisions of Articles SEVENTH, EIGHTH and TENTH through THIRTEENTH, inclusive, unless by affirmative vote of shareholders of the Holding Company entitled to cast at least 80% of the votes which all shareholders of the Holding company are entitled to cast or by affirmative vote of 80% of the Board of Directors entitled to vote and a majority of the votes of the shareholders of the Holding Company entitled to cast a vote. The Holding Company's bylaws may be amended by the affirmative vote of a majority of the Holding Company's Board of Directors then in office at any regular or special meeting of the Holding Company's Board of Directors, subject to the power of shareholders to change such action by affirmative vote of shareholders of the Holding Company entitled to cast at least 663 percent of the votes which all shareholders of the Holding Company are entitled to cast. Additionally, provisions relating to liabilities and indemnification of directors, officers and others may not be amended except by 663% affirmative vote of the entire Board of Directors or at least 80% of the votes of shareholders entitled to be cast.

         The Bank's articles of incorporation may be amended only after such amendments have been proposed by the Bank's Board of Trustees and approved by a majority of the votes entitled to be cast at any duly noticed and called regular or special meeting of the Bank's shareholders. The Bank's bylaws provide for amendment by an affirmative vote of a majority of the entire Bank Board of Trustees subject to the power of the Bank's shareholders to change such action at any duly noticed and called regular or special meeting of the Bank's shareholders, except that Articles VII and VIII may not be amended without the affirmative vote of 75% of votes entitled to be cast by the Board of Trustees or by the shareholders of the Bank entitled to vote thereon.

         In general, the requirement that the Bank's Board of Trustees must propose any amendment to the Bank's Articles of Incorporation means that Bank's shareholders have a greater ability to effect fundamental changes in the articles of incorporation of the Holding Company, including changes that may facilitate a change in control of the Holding Company as a result of a proxy contest or a nonnegotiated tender or exchange offer.

         Shareholder Action Without Meeting. The Holding Company's bylaws provide that the shareholders may not consent in writing to action without a meeting. Although the Bank's bylaws allow the shareholders to consent in writing to action without a meeting, including both annual and special meetings of the shareholders, however, such action must be submitted to the PDOB for approval as specified by the laws of the Commonwealth of Pennsylvania.

         Special Meetings of Shareholders. The Holding Company's bylaws provide that special meetings of the Holding Company's shareholders may be called at any time by the Chairman of the Board, the Chief Executive officer, or the President of the Holding Company. The Bank's bylaws provide that special meetings of the Bank's shareholders may be called at any time by the Chief Executive Officer, the President, the Bank's Board of Trustees, one or more shareholders entitled to vote at least one-fifth (5) of the votes which all shareholders are entitled to cast at the particular meeting, the Executive Committee, or the Chairman of the Board, upon written request of the holders of not less than one-half of outstanding Bank capital stock entitled to vote at the meeting, voting together as a single class.


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



Financial Statements

         The Prospectus of PSB Bancorp, Inc. dated _____________ __, 1997, which includes consolidated financial statements of the Bank, has been mailed to all shareholders of record as of the close of business on the Voting Record Date. Any shareholder who has not received a copy of such Prospectus may obtain a copy by writing to Anthony DiSandro, President and Chief Operating Officer of the Savings Bank. The Prospectus is incorporated herein in its entirety.

                                          BY ORDER OF THE BOARD OF TRUSTEES



                                          Anthony DiSandro,
                                          President and Chief Operating Officer



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